Exhibit 99.1

MEDALIST DIVERSIFIED REIT, INC. ANNOUNCES DIVIDEND OF

$0.0675 PER SHARE ON ITS COMMON STOCK

RICHMOND, VA., DECEMBER 19, 2025--(BUSINESS WIRE)--Medalist Diversified REIT (NASDAQ: MDRR) (the "Company" or "Medalist"), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing commercial real estate, announced that its Board of Directors has authorized and the Company has declared a quarterly dividend on its common stock (the "Common Stock") in the amount of $0.0675 per share (the "Dividend"). The Dividend will be payable in cash on January 13, 2026 to holders of record of the Common Stock as of January 8, 2026.

Contacts

Brent Winn
Medalist Diversified REIT, Inc.
bwinn@medalistreit.com